Exhibit 99.1

FB Financial Corporation Reports 2017 Fourth Quarter and Year End Results

Reported diluted EPS of $0.74; Core diluted EPS of $0.60 for the fourth quarter of 2017

Reported results include tax benefit of $5.9 million, $0.19 per diluted common share, due to tax law

NASHVILLE, Tenn.--(BUSINESS WIRE)--January 22, 2018--FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $23.0 million, or $0.74 per diluted common share, compared to $0.37 per diluted common share for the fourth quarter of 2016. Core net income was $18.7 million, or $0.60 per diluted common share, excluding the tax benefit, merger-related charges and other items discussed below, reflecting growth of 39.4% in core earnings per diluted common share from the fourth quarter of 2016.

Additionally, for the year ended December 31, 2017, the Company reported net income of $52.4 million, or $1.86 per diluted common share. Core net income was $60.4 million, or $2.14 per diluted common share, excluding the tax benefit, merger-related charges and other items.

President and CEO Christopher T. Holmes stated, “We are extremely pleased with our operating results for the fourth quarter, capping another record year for FB Financial. As expected, the combination with the Clayton Banks in the third quarter was a real positive for our operating results and has significantly enhanced the franchise. The outstanding efforts and strong results send us into 2018 with a positive outlook across all of our markets.”

Fourth Quarter Key Highlights

  Return on average assets (ROAA) of 1.96% and core ROAA of 1.59%
  Return on average equity (ROAE) of 15.8% and core ROAE of 12.8%
  Return on average tangible common equity (ROATCE) of 21.4% and core ROATCE of 17.4%
  Loans held for investment (HFI) grew to a record $3.17 billion, up 71.3% over December 31, 2016
  Total deposits grew to $3.66 billion, up 37.2% over December 31, 2016
  Total revenues of $86.0 million, up 42.5% from the fourth quarter of 2016
  Net interest margin-tax-equivalent basis (NIM) rose to 4.63% in the fourth quarter of 2017, up 0.64% from 3.99% in the fourth quarter of 2016; NIM was 4.35%, excluding accretion on purchased loans and collection of nonaccrual interest in the fourth quarter of 2017
  Loan loss provision of $1.0 million with net charge-offs of 0.05% of average loans
  Efficiency ratio was 66.9% and core efficiency ratio was 63.6%, reflecting positive operating leverage
  Tangible book value (TBV) per share increased to $14.56, up 25.7% from $11.58 at December 31, 2016, driving our tangible equity to tangible asset ratio to 9.72% at December 31, 2017, up 107 basis points from December 31, 2016

Holmes further commented, “During the last twelve months, we have made significant progress on our goals and continue to improve both in operational and revenue-generating parts of the Company. We are particularly excited with our stellar performance, delivering strong growth in tangible book value per share for our shareholders.”

Performance Summary

Effective July 31, 2017, the Company completed its merger with Clayton Bank and Trust in Knoxville, Tennessee and American City Bank in Tullahoma, Tennessee (collectively, the “Clayton Banks” or the “Merger”). Accordingly, the Clayton Banks results are included for the entire fourth quarter.

	2017		2016		Annualized
(dollars in thousands)	Fourth Quarter	Third Quarter	Fourth Quarter		4Q17 / 3Q17 % Change		4Q17 / 4Q16 % Change
Balance Sheet Overview
Loans - held for sale	$526,185	$466,369	$507,442		50.89%		3.69%
Loans - held for investment	3,166,911	3,114,562	1,848,784		6.67%		71.30%
Allowance for loan losses	24,041	23,482	21,747		9.44%		10.55%
Total assets	4,727,713	4,581,943	3,276,881		12.62%		44.27%
Customer deposits	3,578,694	3,614,220	2,670,031		(3.90%)		34.03%
Total shareholders' equity	596,729	572,528	330,498		16.77%		80.55%

	Reported Results		Non-GAAP Core Results(1)
	For the Three Months Ended December 31,
(dollars in thousands, except share data)	2017	2016	2017		2016
Results of operations
Net interest income	$48,983	$29,032	$48,983		$29,032
NIM	4.63%	3.99%	4.35	%(2)	3.90	%(2)
Provision for loan losses	$956	$(752)	$956		$(752)
Net charge-off ratio	0.05%	0.17%
Noninterest income	$37,017	$31,332	$37,592		$31,681
Total revenue	$86,000	$60,364	$86,575		$60,713
Noninterest expenses	$57,540	$47,319	$55,471		$45,242
Efficiency ratio	66.91%	78.39%	63.55%		73.72%
Net income	$23,018	$9,010	$18,677		$10,484
Diluted earnings per share	$0.74	$0.37	$0.60		$0.43
Weighted average number of shares - diluted	31,166,080	24,500,943

Returns on average:
Assets	1.96%	1.12%	1.59%		1.30%
Equity	15.78%	11.24%	12.80%		13.08%
Tangible common equity(1)	21.38%	13.40%	17.35%		15.60%

(1) Core measures are considered a non-GAAP financial measures. See “GAAP Reconciliation and Use of Non-GAAP Financial Measures” and the corresponding financial tables for a reconciliation and discussion of these non-GAAP measures.
(2) Reported NIM, excluding accretion from purchased loans and collection of nonaccrual interest.

Holmes continued, “Our focused execution on growing customer loan and deposit relationships versus wholesale business continues to produce a healthy net interest margin. Through our recent merger, we continue to drive positive operating leverage in our Banking Segment. Additionally, our mortgage team had outstanding results for the year given the environment of increasing interest rates.”

During the fourth quarter of 2017 and 2016, as adjusted for in the above table, the Company recorded certain items impacting comparability between periods, as follows:

  $5.9 million income tax benefit in the fourth quarter of 2017 from the recently enacted federal corporate tax rate reduction, reducing our recorded deferred tax liabilities (based upon current information and estimates);
  $2.1 million pre-tax merger-related charges in the fourth quarter of 2017 associated with the merger;
  $0.2 million net pre-tax charge related to the decrease in the fair value of mortgage servicing rights (MSRs), net of hedging gains, during the fourth quarter of 2017, compared to impairment recoveries and the loss on sale of MSRs resulting in a net pre-tax charge of $1.0 million for the fourth quarter of 2016; and
  $0.4 million net pre-tax losses on other real estate owned, other assets, and investments compared to a $0.3 million net pre-tax charge in the fourth quarter of 2016.

Continued Execution of Strategy Drives Net Interest Income Growth and Peer-Leading NIM

“As we have set annual goals for ourselves in recent years, we have set organic loan growth rates at 10% to 12%. While this quarter was below that, mostly due to some large pay downs and pay-offs, the annual growth rate for 2017 of 13.9% is above our target. We continue to have healthy demand and our pipelines continue to reflect good, balanced growth,” Holmes said.

Holmes continued, “Deposits have been and will continue to be a key focus for the Company. We grew deposits by 37% for the year, but most of that growth came through the Clayton Banks merger. One of our goals for the merger was to replace wholesale deposits with customer deposits, which limited deposit growth this quarter and likely will have the same effect in some future quarters. However, we feel we are enhancing funding stability, controlling our long-term funding costs and ultimately enhancing shareholder value through this process.”

The Company’s NIM was 4.63% for the fourth quarter of 2017, compared to 4.61% and 3.99% for the third quarter of 2017 and the fourth quarter of 2016, respectively, reflecting additional accretion, collection of nonaccrual interest, and the benefit of the merger. Excluding accretion related to purchased loans and collections of nonaccrual interest, the Company’s NIM was 4.35% compared to 4.33% and 3.90% for the third quarter of 2017 and the fourth quarter of 2016, respectively. “Our adjusted NIM of 4.35% remains at the top-end of our 4.20% to 4.40% target range, meeting our desire to maintain a balance between growth and profitability,” Holmes commented.

Holmes continued, “Our banking teams continue to perform at a very high level, delivering excellent results this quarter and for the year. The impact of the merger continues to positively impact our results, and we are confident in our ability to deliver future profitability.”

Noninterest Income Continues Strength and Stability

Noninterest income was $37.0 million for the fourth quarter of 2017, compared to $37.8 million for the third quarter of 2017 and $31.3 million for the fourth quarter of 2016. Mortgage banking incoming was $30.3 million for the fourth quarter of 2017 and $31.3 million for the third quarter of 2017, compared to $26.2 million for the fourth quarter of 2016.

Holmes commented, “The fourth quarter of 2017 completed an outstanding year for our mortgage team, producing mortgage loan sales of $1.7 billion, compared to $1.5 billion in the fourth quarter of 2016, driving a 15.7% increase in mortgage banking income for the fourth quarter of 2017 compared to the fourth quarter of 2016. Similar to our outlook at the end of 2016, we expect a slightly higher pre-tax contribution from mortgage in 2018 with volumes continuing to increase.”

Positive Operating Leverage Increases, Continuing to Improve Efficiency Ratio

Noninterest expense was $57.5 million for the fourth quarter of 2017, compared to $69.2 million for the third quarter of 2017 and $47.3 million for the fourth quarter of 2016. Excluding the merger-related charges and other items discussed above, core noninterest expense was $55.5 million for the fourth quarter of 2017, compared to $53.5 million for the third quarter of 2017 and $45.2 million for the fourth quarter of 2016. The primary drivers of this increase were mortgage and the impact of the merger.

“The merger accelerated improvements in the Company’s operating leverage as the realization of expected synergies continues into the first quarter. Our core efficiency ratio was 63.6% for the quarter, a decline of 10 percentage points from a year ago. Further illustrating the sustained operating leverage improvements that began with our core system conversion in mid-2016, our Banking Segment core efficiency ratio was 55.6% for the quarter, down 7 percentage points in the last year. Heading into 2018, we believe our consolidated and Banking Segment efficiency will continue to improve as we recognize the full benefit of the Clayton Banks synergies,” commented James R. Gordon, Chief Financial Officer.

Strong Asset Quality

During the fourth quarter of 2017, we recognized provision for loan losses of $1.0 million, reflecting new loan growth, stable fundamental credit metrics and net charge-offs of 0.05% of average loans. Our nonperforming assets increased to $71.9 million, or 1.52% of total assets, driven by an increase in other real estate owned of $2.3 million related to the transfer of five closed branches and facilities from the merger and a $29.5 million increase in GNMA rebooked loans over the previous quarter, which total $43.0 million at December 31, 2017. Nonperforming loans remained steady at 0.32% for loans held for investment at December 31, 2017, compared to 0.57% at December 31, 2016.

Capital Strength for Future Growth

“At year end, our tangible common equity ratio reached 9.72%, an increase of over 100 basis points from a year ago, driving our tangible book value per common share growth of $2.98 in 2017 to $14.56 at year end, demonstrating the strength and performance of our franchise. We have continued to build our capital base through positive operating leverage, consistent growth and strong margins, which have resulted in robust, sustained earnings power. This positions us well for both organic and acquired growth in coming periods,” commented Gordon.

Summary

“I want to thank each of our nearly 1,400 associates across the organization for serving our customers daily and delivering outstanding results for our shareholders. To our valued investors, we appreciate your support and confidence as we execute our strategy, and we look forward to continuing to earn your trust and partnership,” Holmes concluded.

WEBCAST AND CONFERENCE CALL INFORMATION

The live broadcast of FB Financial Corporation’s conference call will begin at 8:00 a.m. CST on Tuesday, January 23, 2018, and the earnings conference call will be broadcast live over the Internet at https://services.choruscall.com/links/fbk180123AWsp51Nq.html. An online replay will be available for ninety days approximately an hour following the conclusion of the live broadcast.

ABOUT FB FINANCIAL CORPORATION

FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered community bank, with 58 full-service bank branches across Tennessee, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $4.7 billion in total assets.

SUPPLEMENTARY FINANCIAL INFORMATION AND EARNINGS PRESENTATION

Investors are encouraged to review this Earnings Release in conjunction with the Supplementary Financial Data and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release and the Supplementary Financial Data and Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (SEC) on January 22, 2018.

BUSINESS SEGMENT RESULTS

The Company has included its business segment financial tables as part of this Earnings Release. A detailed discussion of the business segment results is included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and investors are encouraged to review that discussion in conjunction with this Earnings Release.

FORWARD-LOOKING STATEMENTS

This Earnings Release contains “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. You can identify these forward-looking statements through the Company’s use of words such as “believes,” “anticipates,” “expects,” “may,” “will,” “assumes,” “should,” “predicts,” “could,” “would,” “intends,” “targets,” “estimates,” “projects,” “plans,” “potential,” “confident,” “future” and other similar words and expressions of the future or otherwise regarding the outlook for the Company’s future business and financial performance, including, without limitation, the impact of the 2017 Tax Cuts and Jobs Act on the Company and its operations and financial results, the performance of the banking and mortgage industry and the economy in general and the benefits, cost, synergies and financial impact of the Company’s acquisition of the Clayton Banks. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties which may cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements.

Forward-looking statements are based on the information known to, and current beliefs and expectations of, the Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those contemplated by such forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements in this Earnings Release including, without limitation, the risks and other factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 31, 2017 under the captions “Cautionary note regarding forward-looking statements” and “Risk factors.” Many of these factors are beyond the Company’s ability to control or predict. The Company believes the forward-looking statements contained herein are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations and speak only as of the date that they are made. The Company does not assume any obligation to update any forward-looking statements as a result of new information, future developments or otherwise, except as otherwise may be required by law.

GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES

This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non‐GAAP financial measures include, without limitation, pro forma core net income, pro forma core income tax expense, pro forma core diluted earnings per share, core noninterest expense and core noninterest income, core efficiency ratio (tax equivalent basis), Banking segment core efficiency ratio (tax equivalent basis), Mortgage segment core efficiency ratio (tax equivalent basis), pro forma core return on average assets and equity and pro forma core total revenue. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non‐core in nature. The Company refers to these non‐GAAP measures as core measures. This Earnings Release also presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, pro forma return on average tangible common equity and pro forma core return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.

The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrating the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and other intangibles, and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. You should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures. The following tables provide a reconciliation of these measures to the most directly comparable GAAP financial measures.

Financial Summary and Key Metrics
(Unaudited)
(In Thousands, Except Share Data and %)

	2017		2016
	Fourth Quarter	Third Quarter	Fourth Quarter
Statement of Income Data
Total interest income	$55,031	$48,415	$31,567
Total interest expense	6,048	4,805	2,535
Net interest income	48,983	43,610	29,032
Provision for loan losses	956	(784)	(752)
Total noninterest income	37,017	37,820	31,332
Total noninterest expense	57,540	69,224	47,319
Net income before income taxes	27,504	12,990	13,797
Income tax expense	4,486	4,602	4,787
Net income	$23,018	$8,388	$9,010
Net interest income (tax—equivalent basis)	$49,692	$44,281	$29,686
Core net income*	$18,677	$18,516	$10,484
Per Common Share
Diluted net income	$0.74	$0.27	$0.37
Core net income - diluted*	0.60	0.60	0.43
Book value	19.54	18.76	13.71
Tangible book value*	14.56	13.79	11.58
Weighted average number of shares-diluted	31,166,080	30,604,537	24,500,943
Period-end number of shares	30,535,517	30,526,592	24,107,660
Selected Balance Sheet Data
Cash and due from banks	$29,831	$67,070	$50,157
Loans held for investment	3,166,911	3,114,562	1,848,784
Allowance for loan losses	(24,041)	(23,482)	(21,747)
Loans held for sale	526,185	466,369	507,442
Available-for-sale securities, fair value	543,992	543,282	582,183
Other real estate owned, net	16,442	13,812	7,403
Total assets	4,727,713	4,581,943	3,276,881
Customer deposits	3,578,694	3,614,220	2,670,031
Brokered and internet time deposits	85,701	104,318	1,531
Total deposits	3,664,395	3,718,538	2,671,562
Borrowings	333,302	196,299	194,892
Total shareholders' equity	596,729	572,528	330,498
Selected Ratios
Return on average:
Assets	1.96%	0.80%	1.12%
Shareholders' equity	15.78%	6.05%	11.24%
Tangible common equity*	21.38%	7.70%	13.40%
Average shareholders' equity to average assets	12.41%	13.22%	9.95%
Net interest margin (NIM) (tax-equivalent basis)	4.63%	4.61%	3.99%
Net interest margin excluding accretion and nonaccrual interest collections (tax-equivalent basis) (a)	4.35%	4.33%	3.90%
Efficiency ratio (GAAP)	66.91%	85.01%	78.39%
Core efficiency ratio (tax-equivalent basis)*	63.55%	64.43%	73.72%
Loans held for investment to deposit ratio	86.42%	83.76%	69.20%
Total loans to deposit ratio	100.78%	96.30%	88.20%
Yield on interest-earning assets	5.20%	5.10%	4.33%
Cost of interest-bearing liabilities	0.79%	0.71%	0.49%
Cost of total deposits	0.50%	0.46%	0.29%
Credit Quality Ratios
Allowance for loan losses as a percentage of loans held for investment	0.76%	0.75%	1.18%
Net (charge-off's) recoveries as a percentage of average loans held for investment	(0.05)%	0.15%	(0.17)%
Nonperforming loans held for investment as a percentage of total loans held for investments	0.32%	0.29%	0.57%
Nonperforming assets as a percentage of total assets (b)	1.52%	0.88%	0.58%
Preliminary capital ratios (Consolidated)
Shareholders' equity to assets	12.62%	12.50%	10.09%
Tangible common equity to tangible assets*	9.72%	9.50%	8.65%
Tier 1 capital (to average assets)	10.46%	11.35%	10.05%
Tier 1 capital (to risk-weighted assets)	11.43%	11.58%	12.19%
Total capital (to risk-weighted assets)	12.01%	12.18%	13.03%
Common Equity Tier 1 (to risk-weighted assets) (CET1)	10.70%	10.82%	11.04%

*These measures are considered non-GAAP financial measures. See “GAAP Reconciliation and Use of Non-GAAP Financial Measures” and the corresponding financial tables below for reconciliations of these Non-GAAP measures. Investors are encouraged to refer to discussion of non-GAAP measures included in the corresponding earnings release.

(a) Excludes accretion from acquired/purchased loans and collection of interest income on nonaccrual loans.
(b) Includes marketable equity securities received in satisfaction of previously charged-off loan, excess land and facilities held for sale, and GNMA loans subject to ability to repurchase.

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2017		2016
Core net income	Fourth Quarter	Third Quarter	Fourth Quarter
Pre-tax net income	$27,504	$12,990	$13,797
Non-core items:
Noninterest income
Less change in fair value on mortgage servicing rights, net	(190)	(893)	-
Less gain from securities, net	1	254	-
Less (loss) gain on sales or write-downs of other real estate owned and other assets	(386)	(314)	(349)
Noninterest expenses
Plus variable compensation charge related to cash settled equity awards	-	-	1,041
Plus merger and conversion	2,069	15,711	-
Plus (recovery of) impairment of mortgage servicing rights	-	-	(3,411)
Plus loss on sale of mortgage servicing rights	-	-	4,447
Pre tax core net income	$30,148	$29,654	$16,223
Core income tax expense	11,471	11,138	5,739
Core net income	$18,677	$18,516	$10,484
Weighted average common shares outstanding fully diluted	31,166,080	30,604,537	24,500,943

Core diluted earnings per share
Diluted earning per share	$0.74	$0.27	$0.37
Non-core items:
Noninterest income
Less change in fair value on mortgage servicing rights	(0.01)	(0.03)	-
Less gain from securities, net	0.00	0.01	0.00
Less (loss) gain on sales or write-downs of other real estate owned and other assets	(0.01)	(0.01)	(0.01)

Noninterest expenses
Plus variable compensation charge related to cash settled equity awards	-	-	0.04
Plus merger and conversion	0.07	0.51	-
Plus (recovery of) impairment of mortgage servicing rights	-	-	(0.14)
Plus loss on sale of mortgage servicing rights	-	-	0.18
Tax effect	(0.2)	(0.2)	(0.04)
Core diluted earnings per share	$0.60	$0.60	$0.43

Pro forma core net income		2017	2016
Pre-tax net income		$73,485	$62,324
Non-core items:
Noninterest income
Less change in fair value on mortgage servicing rights, net		(3,424)	-
Less gain from securities, net		285	4,407
Less (loss) gain on sales or write-downs of other real estate owned and other assets		110	1,179
Noninterest expenses
Plus one-time equity grants		-	2,960
Plus variable compensation charge related to cash settled equity awards		635	1,254
Plus merger and conversion		19,034	3,268
Plus (recovery of) impairment of mortgage servicing rights		-	4,678
Plus loss on sale of mortgage servicing rights		249	4,447
Pre tax core net income		$96,432	$73,345
Pro forma core income tax expense		36,036	27,225
Pro forma core net income		$60,396	$46,120
Weighted average common shares outstanding fully diluted		28,207,602	19,312,174

Pro forma core diluted earnings per share
Diluted earning per share		$1.86	$2.04
Non-core items:
Noninterest income
Less change in fair value on mortgage servicing rights		(0.13)	-
Less gain from securities, net		0.01	0.23
Less (loss) gain on sales or write-downs of other real estate owned and other assets		0.01	0.06

Noninterest expenses
Plus one-time equity grants		-	0.15
Plus variable compensation charge related to cash settled equity awards		0.03	0.06
Plus merger and conversion		0.63	0.17
Plus (recovery of) impairment of mortgage servicing rights		-	0.24
Plus loss on sale of mortgage servicing rights		0.01	0.23
Tax effect		(0.5)	(0.2)
Pro forma core diluted earnings per share		$2.14	$2.39

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2017		2016
Core efficiency ratio (tax-equivalent basis)	Fourth Quarter	Third Quarter	Fourth Quarter
Total noninterest expense	$57,540	$69,224	$47,319
Less variable compensation charge related to cash settled equity awards	-	-	1,041
Less merger and conversion expenses	2,069	15,711	-
Less (recovery of) impairment of mortgage servicing rights	-	-	(3,411)
Less loss on sale of mortgage servicing rights	-	-	4,447
Core noninterest expense	$55,471	$53,513	$45,242
Net interest income (tax-equivalent basis)	49,692	44,281	29,686
Total noninterest income	37,017	37,820	31,332
Less change in fair value on mortgage servicing rights	(190)	(893)	-
Less (loss) gain on sales or write-downs of other real estate owned and other assets	(386)	(314)	(349)
Less gain from securities, net	1	254	-
Core noninterest income	37,592	38,773	31,681
Core revenue	$87,284	$83,054	$61,367
Efficiency ratio (GAAP)(1)	66.91%	85.01%	78.39%
Core efficiency ratio (tax-equivalent basis)	63.55%	64.43%	73.72%

(1) Efficiency ratio (GAAP) is calculated by dividing reported noninterest expense by reported total revenue

	2017		2016
Banking segment core efficiency ratio (tax equivalent)	Fourth Quarter	Third Quarter	Fourth Quarter
Core consolidated noninterest expense	$55,471	$53,513	$45,242
Less Mortgage segment noninterest expense	20,117	19,757	22,256
Add (recovery of) impairment of mortgage servicing rights	-	-	(3,411)
Add loss on sale of mortgage servicing rights	-	-	4,447
Adjusted Banking segment noninterest expense	35,354	33,756	24,022
Adjusted core revenue	87,284	83,054	61,367
Less Mortgage segment noninterest income	23,825	23,836	22,975
Less change in fair value on mortgage servicing rights	(190)	(893)	-
Adjusted Banking segment total revenue	$63,649	$60,111	$38,392
Banking segment core efficiency ratio (tax-equivalent basis)	55.55%	56.16%	62.57%

Mortgage segment core efficiency ratio (tax equivalent)
Consolidated Noninterest expense	$57,540	$69,224	$47,319
Less impairment of mortgage servicing rights	-	-	(3,411)
Less loss on sale of mortgage servicing rights	-	-	4,447
Less Banking segment noninterest expense	37,423	49,467	25,030
Adjusted Mortgage segment noninterest expense	$20,117	$19,757	$21,253
Total noninterest income	37,017	37,820	31,332
Less Banking segment noninterest income	13,192	13,984	8,357
Less change in fair value on mortgage servicing rights	(190)	(893)	-
Adjusted Mortgage segment total revenue	$24,015	$24,729	$22,975
Mortgage segment core efficiency ratio (tax-equivalent basis)	83.77%	79.89%	92.50%

	2017		2016
Tangible assets and equity	Fourth Quarter	Third Quarter	Fourth Quarter
Tangible Assets
Total assets	$4,727,713	$4,581,943	$3,276,881
Less goodwill	137,190	138,910	46,867
Less intangibles, net	14,902	12,550	4,563
Tangible assets	$4,575,621	$4,430,483	$3,255,451
Tangible Common Equity
Total shareholders' equity	$596,729	$572,528	$330,498
Less goodwill	137,190	138,910	46,867
Less intangibles, net	14,902	12,550	4,563
Tangible common equity	$444,637	$421,068	$279,068
Common shares outstanding	30,535,517	30,526,592	24,107,660
Book value per common share	$19.54	$18.76	$13.71
Tangible book value per common share	$14.56	$13.79	$11.58
Total shareholders' equity to total assets	12.62%	12.50%	10.09%
Tangible common equity to tangible assets	9.72%	9.50%	8.65%
Net income	$23,018	$8,388	$9,010
Return on tangible common equity	20.54%	7.90%	12.84%

	2017		2016
Return on average tangible common equity	Fourth Quarter	Third Quarter	Fourth Quarter
Total average shareholders' equity	$578,856	$550,409	$318,986
Less average goodwill	138,050	108,220	46,839
Less intangibles, net	13,726	9,983	4,694
Average tangible common equity	$427,080	$432,206	$267,453
Net income	$23,018	$8,388	$9,010
Return on average tangible common equity	21.38%	7.70%	13.40%

Non-GAAP Reconciliation
For the Quarters Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2017		2016
Core return on average tangible equity	Fourth Quarter	Third Quarter	Fourth Quarter
Pre-tax net income	$27,504	$12,990	$13,797
Adjustments:
Add non-core items	2,644	16,664	2,426
Less core income tax expense	11,471	11,138	5,739
Core net income	$18,677	$18,516	$10,484
Core return on average tangible common equity	17.35%	17.00%	15.60%

	2017		2016
Core return on average assets and equity	Fourth Quarter	Third Quarter	Fourth Quarter
Net income	$23,018	$8,388	$9,010
Average assets	4,664,669	4,162,478	3,206,398
Average equity	578,856	550,409	318,986
Return on average assets	1.96%	0.80%	1.12%
Return on average equity	15.78%	6.05%	11.24%
Core net income	18,677	18,516	10,484
Core return on average assets	1.59%	1.76%	1.30%
Core return on average equity	12.80%	13.35%	13.08%

	2017		2016
Core total revenue	Fourth Quarter	Third Quarter	Fourth Quarter
Net interest income	$48,983	$43,610	$29,032
Noninterest income	37,017	37,820	31,332
Less adjustments:
Change in fair value of mortgage servicing rights	(190)	(893)	-
Gain from securities, net	1	254	-
(Loss) gain on sales or write-downs of other real estate owned and other assets	(386)	(314)	(349)
Core total revenue	$86,575	$82,383	$60,713

CONTACT:
FB Financial Corporation
Media Contact:
Jeanie M. Rittenberry, 615-313-8328
jrittenberry@firstbankonline.com
www.firstbankonline.com
or
Financial Contact:
James R. Gordon, 615-564-1212
jgordon@firstbankonline.com
investorrelations@firstbankonline.com